Toni Perazzo
Chief Financial Officer
(650) 340-1888
FOR IMMEDIATE RELEASE

AEROCENTURY CORP. REPORTS SECOND QUARTER 2014 RESULTS

(BURLINGAME, CA), August 12, 2014 — AeroCentury Corp. (NYSE MKT: ACY), an independent aircraft leasing company, today reported its operating results for the second quarter ended June 30, 2014.  Effective as of January 1, 2014, the Company adopted an alternate method of accounting for non-refundable maintenance reserves and certain lessor maintenance costs.  In order to provide a meaningful comparison for second quarter 2014 results, the June 30, 2013 and December 31, 2013 results stated below and in the accompanying tables were calculated as if the new method of accounting were in effect throughout the applicable periods ending on those dates.

The Company reported a net loss of $3.9 million, or ($2.54) per diluted share, for the second quarter of 2014, compared to net income of $1.3 million, or $0.84 per diluted share, for the second quarter of 2013.  The Company reported a net loss of $3.6 million, or ($2.30) per diluted share, for the first six months of 2014, compared to net income of $5.2 million, or $3.25 per diluted share, for the first six months of 2013.

Total revenues were $7.9 million and $15.9 million for the second quarter and six months ended June 30, 2014, respectively, compared to total revenues of $7.9 million and $20.0 million, respectively, for the same periods a year ago.

Operating lease revenue was higher in the second quarter and six months ended June 30, 2014, compared to the same periods a year ago primarily as a result of increases in operating lease revenue from assets purchased during 2013 and 2014.  The effect of these increases was partially offset by the effect of assets that were on lease in the 2013 periods but off lease for all or a portion of the 2014 periods, asset sales during 2013, and lower revenue in the 2014 periods from those lessees for which the Company records revenue only on cash receipt as a result of substantial uncertainty of collectability.

Maintenance reserves revenue is dependent upon the amount of reserves retained at lease terminations.  As a result of the aircraft returned to the Company during each period, maintenance reserves revenue was higher in the second quarter of 2014 compared to the same period a year ago but lower in the six months ended June 30, 2014 compared to the six months ended June 30, 2013.

The Company recorded a net gain from the sale of two aircraft and an aircraft engine in the second quarter of 2014 and recorded a net gain in the second quarter of 2013 from the sale of one aircraft.  The Company had previously sold two aircraft and one aircraft, and recognized net gains, during each of the first quarters of 2014 and 2013, respectively.

During the first half of 2013, the Company also recorded other income of $0.5 million related to security deposits retained upon early termination of two leases following the lessee’s bankruptcy.

Total expenses increased by $8.0 million and $8.8 million, respectively, in the second quarter of and first six months of 2014 as compared to the same periods in 2013.

During the second quarter of 2014, the Company recorded impairments totaling $6.8 million for five of its Fokker 100 aircraft, based on appraisal.

The Company’s interest expense was higher in the second quarter and six months ended June 30, 2014 than in the same periods of 2013, primarily as a result of a higher average outstanding debt balance.

The Company’s professional fees and other expenses were higher in the second quarter and six months ended June 30, 2014 than in the same periods of 2013, primarily as a result of expenses incurred in connection with the return of six aircraft and two engines by one of the Company’s customers when it ceased operations in the second quarter of 2014.

As of June 30, 2014, the Company’s portfolio consisted of five aircraft engines and forty aircraft, covering nine different aircraft types.  As of June 30, 2014, our customer base consisted exclusively of regional carriers – eleven different airlines operating worldwide.

AeroCentury is an aircraft operating lessor and finance company specializing in leasing regional aircraft and engines utilizing triple net leases.  The Company’s aircraft and engines are leased to regional airlines and commercial users worldwide.

(see tables following)

AeroCentury Corp.
Selected Financial Information
 (in thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013(1)	2014	2013(1)
Revenues and other income:
Operating lease revenue	$5,332	$4,673	$11,183	$9,573
Maintenance reserves revenue	1,718	1,191	3,394	7,720
Net gain on disposal of assets	762	1,944	1,154	2,162
Other income	67	57	151	607
	7,879	7,865	15,882	20,062
Expenses:
Provision for impairment in value of aircraft	6,800	-	6,800	-
Depreciation	2,013	1,816	3,878	3,573
Management fees	1,333	1,077	2,660	2,173
Maintenance costs	1,302	1,330	3,647	3,470
Interest	1,261	1,003	2,568	2,068
Professional fees and other	1,158	617	1,793	1,221
	13,867	5,843	21,346	12,505
(Loss)/income before income tax provision	(5,988)	2,022	(5,464)	7,557
Income tax (benefit)/provision	(2,068)	686	(1,913)	2,403
Net (loss)/income	$(3,920)	$1,336	$(3,551)	$5,154
(Loss)/earnings per share:
Basic	$(2.54)	$0.87	$(2.30)	$3.34
Diluted	$(2.54)	$0.84	$(2.30)	$3.25
Weighted average shares used in (loss)/earnings per share computations:
Basic	1,543,257	1,543,257	1,543,257	1,543,257
Diluted	1,543,257	1,588,331	1,543,257	1,585,666

Summary Balance Sheet (Unaudited):	June 30, 2014	December 31, 2013(1)	June 30, 2013(1)
Total assets	$182,090	$164,634	$157,597
Total liabilities	$139,506	$118,499	$114,652
Stockholders’ equity	$42,584	$46,135	$42,945

(1)Effective January 1, 2014, the Company adopted an alternate method of accounting for maintenance reserves and lessor maintenance obligations to: (i) recognize non-refundable maintenance reserves as liabilities for deposits against future maintenance reimbursements of maintenance reserves received in the normal course of ongoing leases; (ii) recognize reimbursements from such collected reserves as disbursements against the liability when claims are submitted for payment against previously collected maintenance reserves; (iii) reflect as liabilities non-refundable reserves received by the prior lessor upon acquisition of an aircraft which are claimable by the lessee when maintenance is performed; (iv) recognize as income non-refundable reserves not refunded to lessees upon termination of the lease and return of the aircraft to the Company in accordance with all lease return requirements; and (v) record lessor maintenance obligations as liabilities upon acquisition of an aircraft subject to a lease under which the Company assumes the prior lessor’s obligation to pay a portion of a first-time maintenance event. The selected financial information for the three months and six months ended June 30, 2013 and as of December 31, 2013 reflects the retrospective application of the alternate method of accounting in accordance with ASC 250, Accounting Changes and Error Corrections.

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